EXHIBIT 8.1

The following table sets forth the significant subsidiaries owned, directly or indirectly, by us.

Name	Place of incorporation	Percentage of equity interest held
SUBSIDIARIES:

Global Appliances Holdings Limited	British Virgin Islands	100.0%

Global Display Holdings Limited	British Virgin Islands	100.0

Dongguan Wing Shing Electrical Products Factory Company Limited	China	100.0

Dongguan Lite Array Company Limited	China	100.0

Dongguan Microview Medical Technology Company Limited	China	100.0

Global Household Products Limited	Hong Kong	100.0

Global-Tech USA, Inc.	United States	100.0

MasterWerke Limited	United States	100.0

GT Investment (BVI) Limited	British Virgin Islands	100.0

Kwong Lee Shun Trading Company Limited	Hong Kong	100.0

Pentalpha Medical Limited (formerly known as Pentalpha Enterprises Limited)	Hong Kong	100.0

Pentalpha Hong Kong Limited	Hong Kong	100.0

Wing Shing Overseas Limited	British Virgin Islands	100.0

Wing Shing Products (BVI) Company Limited	British Virgin Islands	100.0

Global Auto Limited	Hong Kong	70.0

Global Optics Limited	Hong Kong	100.0

Consortium Investment (BVI) Limited	British Virgin Islands	100.0

Global Rich Innovation Limited	Hong Kong	100.0

Lite Array, Inc.	United States	76.75

Global Lite Array (BVI) Limited	British Virgin Islands	76.75

Lite Array OLED (BVI) Company Limited	British Virgin Islands	76.75

Global Digital Imaging Limited	British Virgin Islands	100.0

*	Dongguan Litewell (OLED) Technology Limited. and Litewell Technology (HK) Limited are wholly-owned subsidiaries of Lite Array Holdings Limited. Whereas, Lite Array Holdings Limited is a jointly-controlled entity of the Company.